UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   July 1, 2015

Commission File Number:   000-54014

VistaGen Therapeutics, Inc.

(Exact name of small business issuer as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

20-5093315

(IRS Employer Identification No.)

343 Allerton Avenue, South San Francisco, California 94080

(Address of principal executive offices)

(650) 577-3600

(Registrant's Telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02

Unregistered Sales of Equity Securities

See Item 8.01.

 Item 8.01

Other Events

Debt-to-Equity Conversions.

Between June 18, 2015 and July 2, 2015, VistaGen Therapeutics, Inc., a Nevada corporation (the “Company”), and certain of the Company’s note holders and strategic partners (Icahn School of Medicine at Mount Sinai, National Jewish Health, McCarthy Tetrault LLP, Desjardins Securities, and Burr Pilger Mayer) agreed to convert a total of $1,194,613 of the Company’s outstanding debt obligations into 170,659 shares of unregistered Series B 10% Convertible Preferred Stock (“Series B Preferred”) (the “Debt-to-Equity Conversions”).  To effect the Debt-to-Equity Conversions, the Company and each party involved in such transactions entered into a Securities Purchase Agreement, a form of which was attached to the Company’s Current Report on Form 8-K filed May 13, 2015 (the “Securities Purchase Agreement”).

Since May 12, 2015, the Company has cancelled and converted into Series B Preferred a total of $15,605,128 of previously outstanding indebtedness.

Description of Series B Preferred

 Each share of the Company’s unregistered Series B Preferred issued in connection with the Debt to Equity Conversions is convertible, at the option of the holder thereof (“Voluntary Conversion”), into one (1) share of the Company’s common stock $0.001 par value (“Common Stock”) at a fixed conversion price of $7.00 per share, subject to adjustment only for customary stock dividends, reclassifications, splits and similar transactions (“Fixed Conversion Price ”). All shares of Series B Preferred are also convertible automatically into Common Stock (“Automatic Conversion”) upon the closing or effective date of any of the following transactions or events: (i) a strategic transaction involving AV-101, the Company’s orally-available new pro-drug candidate in clinical development for Major Depressive Disorder and other diseases and disorders of the central nervous system, with an initial up front cash payment to the Company of at least $10.0 million; (ii) a registered public offering of Common Stock with aggregate gross proceeds to the Company of at least $10.0 million; or (iii) for 20 consecutive trading days the Company’s Common Stock trades at least 20,000 shares per day with a daily closing price of at least $12.00 per share; provided, however, that Automatic Conversion and Voluntary Conversion (collectively, “Conversion”) are subject to customary beneficial ownership blockers.  Prior to Conversion, shares of Series B Preferred will accrue dividends, payable only in unregistered shares of Common Stock, at a rate of 10% per annum (the “Accrued Dividend”). The Accrued Dividend will be payable only on the date of Conversion solely in that number of shares of Common Stock equal to the Accrued Dividend, divided by the Fixed Conversion Price.

The shares of Series B Preferred issued in connection with the Debt-to-Equity Conversions were offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended, in reliance on 3(a)(9) thereof and Rule 506 of Regulation D thereunder. Each recipient of shares of Series B Preferred represented that it is an "accredited investor" as defined in Regulation D, and not subject to the "Bad Actor" disqualifications described in Rule 506(d).

The foregoing description of the Series B Preferred and the Securities Purchase Agreement do not purport to be complete, and are qualified in their entirety by reference to the full text of the Certificate of Designation of the Relative Rights and Preferences of the Series B 10% Preferred Stock of VistaGen Therapeutics, Inc. and Securities Purchase Agreement, substantially in the form attached as Exhibit 3.1 and Exhibit 10.3, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2015, each of which is incorporated by reference herein.

Initiation of Phase 2 AV-101 Study.

On July 1, 2015, the Company issued a press release announcing that it has received clearance from the U.S. food and Drug Administration and the U.S. National Institutes of Health (“NIH”) to initiate its NIH-Funded Phase 2 Study of orally active AV-101 in Major Depressive Disorder.  A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01      Financial Statements and Exhibits.

                See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VistaGen Therapeutics, Inc.

Date: July 2, 2015	By:	/s/ Shawn K. Singh
Shawn K. Singh
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	VistaGen Therapeutics, Inc. Press Release issued on July 1, 2015.